March 3, 2005

S. Joseph Tarnowski, PhD
404 High Street
Stirling, New Jersey  07980

Dear Joe:

This letter sets forth the terms of your continued employment with ImClone Systems Incorporated ("the Company"). Reference is made to the Company's Senior Executive Severance Plan (such plan, or any successor thereto, the "Severance Plan") and the Company's Change-In-Control Plan (such plan, or any successor thereto, the "CiC Plan").

Title/Location:   You will continue to serve as Senior Vice President --
                  Manufacturing Operations and Product Development of the
                  Company, and you will be based out of the Company's offices in Branchburg, New Jersey, subject to business travel as directed by the Company.

Compensation/
Benefits:         The Company will pay you a base salary in accordance with the
                  Company's customary payroll practices. Subject to the sole discretion of the Company's Compensation Committee, you will remain eligible for both (i) a cash bonus under the Company's annual incentive plan and (ii) equity grants under the Company's equity compensation plan. You will continue to receive the benefits normally provided by the Company to its senior vice presidents, including without limitation, eligibility to participate in the Severance Plan and the CiC
                  Plan.

Employment:       You will be an at-will employee of the Company effective as of
                  September 20, 2004. Your employment can be terminated at any time by the Company. You may terminate your employment at any time, provided that you give the Company at least 60 days' written notice of your intent to terminate such employment.
                  You confirm that the employment agreement between you and the Company dated as of September 19, 2001 (the "Previous
                  Agreement") is hereby terminated and void in all respects and you release and waive all claims, rights and privileges arising under or with respect to the Previous Agreement.

Severance/
Change-In
Control: You will be eligible for payments and benefits under the Severance Plan and the CiC Plan as per such Plans' terms.

Good Reason
Termination:      If within thirty (30) days of the occurrence of an event
                  constituting "Good Reason" (as defined in Section 2.15(1)-(3) of the CiC Plan, but excluding such event to the extent that it applies across the board to the class of executives of which you are part), and the failure of the Company to cure such event within thirty days after notice from you (the "Cure
                  Period"), you will be able to terminate your employment with the Company and receive the payments described in Sections 6.1 and 6.2 of the CiC Plan, regardless of whether or not such event occurred after a Change-in-Control Date (as defined in the CiC Plan); provided that you terminate your employment for Good Reason within ten (10) days following the expiration of the Cure Period.

Covenants:        The confidentiality, non-competition and non-solicitation
                  provisions contained in the CiC Plan (and other applicable
                  Company policies) shall apply to you in all events as per their terms (but in any case shall also apply to you in the event of your termination under this Agreement for Good
                  Reason) and regardless of the reason for your termination of employment.

Indemnification:  The Company agrees to indemnify you in accordance with Company policy regarding indemnification of senior executives.

Notice: Communications relating to this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified mail, return receipt requested, addressed as follows (or if different, to the most recent address listed on Company records):

                  If to you:
                  S. Joseph Tarnowski, PhD
                  404 High Street
                  Stirling, New Jersey  07980

                  If to the Company:
                  ImClone Systems Incorporated
                  180 Varick Street
                  New York, New York  10014
                  Attention:  Chief Executive Officer

Miscellaneous:    This Agreement, except for the documents explicitly referenced herein, shall represent the entire agreement between the parties with respect to the subject matters herein. Any rights and obligations you may have as a result of this Agreement may not be transferred, except that any amounts constituting earned but unpaid base salary as of the time of your death may be paid to your estate. This Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This amendment may be amended only by a written instrument signed by the parties hereto.


Kindly acknowledge the terms above by signing below and returning this form to me.

Sincerely,

Daniel S. Lynch
Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED:


/S/ S. JOSEPH TARNOWSKI
-----------------------------------
S. Joseph Tarnowski, PhD


April 5, 2005
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Date